Exhibit 99.1

   JAKKS Pacific Reports 2004 Anticipated Non-Cash Charge for Stock
                    Grants to Be Realized in 2003

    MALIBU, Calif.--(BUSINESS WIRE)--March 12, 2004--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, leisure products, craft and writing instruments, announced its results of operations on February 17, 2004, for the fourth quarter and the year ended December 31, 2003, and stated that a non-cash, stock-based compensation expense of $8.3 million related to restricted stock grants would be incurred by the Company in the first quarter of 2004.
    After further consideration of the accounting treatment of such awards, in particular the determination of the measurement date, the Company determined that the $8.3 million non-cash, stock-based compensation related to the restricted stock grants were properly incurred by the Company in the fourth quarter of 2003, rather than in the first quarter of 2004.
    Consequently, the incurring of the non-cash charge for the restricted stock grants, which amounted to $8.4 million, or $5.2 million net of tax, in the fourth quarter of 2003 reduced the Company's previously announced net income for the fourth quarter of $7.1 million, or $0.29 per diluted share, and net income for the year of $25.9 million, or $1.05 per diluted share, to net income for the fourth quarter of 2003 of $1.9 million, or $0.08 per diluted share, and net income for the year 2003 of $20.7 million, or $0.83 per diluted share.
    The financial results and related disclosures contained in the Company's report on Form 10-K for the year ended December 31, 2003, which the Company expects to file on March 15, 2004, will include the non-cash charge for these restricted stock awards.

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names, including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and JPI Color Workshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.

    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
               or
             Integrated Corporate Relations
             John F. Mills, 310-295-2215